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                                                          EXHIBIT (5) & (23)


                                                   September 28, 2004



Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080



Ladies and Gentlemen:

     As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated August 5, 1998 (the "Underwriting Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), as supplemented by the Terms Agreement dated September 22, 2004 (the "Terms Agreement") between the Company and MLPF&S (the "Underwriter"), of the Company's Leveraged Index Return Notes Linked to the Dow Jones Industrial Average due September 28, 2009 (the "Notes") in an amount equal to

$56,000,000 which equals the aggregate original principal amount of the Notes. We have also examined a copy of the Indenture between the Company and JPMorgan Chase Bank as Trustee, dated as of April 1, 1983, as amended (the
"Indenture"), and the Company's Registration Statement on Form S-3 (File No. 333-109802) relating to the Notes (the "Registration Statement").

     Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

     1. The Company has been duly incorporated under the laws of the State of Delaware.

     2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated September 28, 2004.

                                                   Very truly yours,